Exhibit 3.2(a)

By order of the Board of Directors of PhotoMedex, Inc., Section 6.01 of the By-laws was amended on October 30, 2007, to read as follows:

“Section 6.01. CERTIFICATES. Except as otherwise provided by law, each stockholder shall be entitled to a certificate or certificates which shall represent and certify the number and class (and series, if appropriate) of shares of stock owned by him in the Corporation. Each certificate shall be signed in the name of the Corporation by the Chairman of the Board or a Vice-Chairman of the Board of the President or a Vice President, together with the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary. Any or all of the signatures on any certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or which facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. Each share of stock, however, shall be eligible for record of ownership, and transfer of ownership, by book-entry under a Direct Registration System that complies with Nasdaq rules; while entitled to a certificate, a stockholder shall not be required to have a certificate.”